Exhibit 99.1

ThermoGenesis Holdings Announces Financial Results for the First Quarter Ended March 31, 2022 and Provides Corporate Update

Conference Call to be Held Today at 1:30 p.m. PT/4:30 p.m. ET

RANCHO CORDOVA, Calif., May 19, 2022 -- ThermoGenesis Holdings, Inc. (Nasdaq: THMO), a market leader in automated cell processing tools and services in the cell and gene therapy field, today reported financial and operating results for the first quarter ended March 31, 2022 and provided a corporate strategic update.

First Quarter 2022 Highlights

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On March 24, 2022, entered into a License and Technology Access Agreement with Boyalife Genomics Tianjin Ltd. (Boyalife Genomics), a China-based contract development and manufacturing organization (CDMO) and an affiliate of ThermoGenesis’ Chairman and Chief Executive Officer, Chris Xu, Ph.D., providing a U.S. license to certain existing and future know-how and other intellectual property relating to cell manufacturing and related processes. ThermoGenesis plans to develop and operate the CDMO cell therapy manufacturing business through a newly formed division named TG Biosynthesis.

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Additionally, on March 24, 2022, signed a Lease Agreement with Z3 Investment LLC, another affiliate of Dr. Xu, for approximately 35,475 square feet of laboratory and office space in Sacramento, California. The space is currently planned to be built-out to create a state-of-the-art, current good manufacturing practice (cGMP) compliant facility with 12 cGMP clean room suites.

“With six CAR-T therapies now approved by the U.S. Food and Drug Administration (FDA), an estimated 350+ U.S. companies working in the cell therapy arena, and more than 1,000 pipeline assets in clinical development, worldwide, the need for cGMP manufacturing of these extremely complex, personalized and potentially life-saving therapies is as important as ever,“ stated Dr. Xu. “Our recently signed agreements with Boyalife Genomics and Z3 Investment position us to address this demand with additional intellectual property and the the ability to rapidly scale up a large cGMP facility in order to leverage our proprietary automated and semi-automated cell processing technologies, including the CAR-TXpress™ platform, to begin offering world-class CDMO services.”

Dr. Xu continued,“The CAR-TXpress™ platform is capable of meaningfully reducing processing time, improving cell recovery, and potentially cutting the manufacturing costs associated with CAR-T and other cell and gene therapies by up to 70%, and we look forward to launching our new TG Biosynthesis division, currently planned for late 2022, which we anticipate will provide high-quality development and manufacturing capabilities, cell and tissue processing development, quality systems, regulatory compliance, and other cell manufacturing solutions for clients with therapeutic candidates in various stages of development.”

Financial Results for the Quarter Ended March 31, 2022

Net revenues. Net revenues for the first quarter ended March 31, 2022, were $2.7 million, compared to $1.5 million for the first quarter ended March 31, 2021, an increase of approximately $1.2 million or 76%. The increase was driven by AXP® disposable sales, which increased by approximately $1.5 million with approximately 600 more cases sold in the first quarter of 2022 as compared to 2021. The increase was offset by a decrease in BioArchive sales, primarily due to lower service revenue in the current quarter.

Gross profit. Gross profit for the quarter ended March 31, 2022, was $0.9 million, or 35% of net revenue, compared to $0.7 million, or 47% of net revenues, for the first quarter ended March 31, 2021, an increase of $0.2 million. The increase was driven by the increase in AXP® disposables sold in the quarter ended March 31, 2022, resulting in approximately $0.7 million more gross profit.

Selling, general and administrative expenses. Selling, general and administrative expenses were $1.7 million for the first quarter ended March 31, 2022, as compared to $2.0 million for the quarter ended March 31, 2021, a decrease of $0.3 million or 15%. The decrease was primarily due to lower stock compensation expense in the quarter ended March 31, 2022.

Research and development expenses. Research and development expenses were $0.5 million for the three months ended March 31, 2022, compared to $0.4 million for the three months ended March 31, 2021, an increase of $0.1 million or 20%. The increase was driven by higher expenses for salaries and benefits in the quarter ended March 31, 2022.

Interest Expense. Interest expense for the first quarter ended March 31, 2022 was $0.8 million compared to $1.5 million for the quarter ended March 31, 2021, a decrease of $0.7 million or 46%. The decrease was driven by lower amortization of the debt discount on convertible promissory notes.

Net loss. For the quarter ended March 31, 2022, the Company reported a comprehensive loss attributable to common stockholders of $1.9 million, or ($0.16) per share, based on approximately 12.3 million weighted average basic and diluted common shares outstanding. This compares to a comprehensive net loss of $2.4 million, or ($0.21) per share, based on approximately 11.4 million weighted average basic and diluted common shares outstanding for the first quarter ended March 31, 2021.

Conference Call and Webcast Information

ThermoGenesis will host a conference call today at 1:30 p.m. PT/4:30 p.m. ET. To participate in the conference call, please dial 1-844-889-4331 (domestic), 1-412-380-7406 (international) or 1-866-605-3852 (Canada). To access a live webcast of the call, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

A webcast replay will also be available on ThermoGenesis’ website for three months. To access the replay, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

About ThermoGenesis Holdings, Inc.

ThermoGenesis Holdings, Inc. develops, commercializes, and markets a range of automated technologies for CAR-T and other cell-based therapies. The Company currently markets a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology, including its semi-automated, functionally closed CAR-TXpress™ platform, which streamlines the manufacturing process for the emerging CAR-T immunotherapy market. For more information about ThermoGenesis, please visit: www.thermogenesis.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained herein. When used in this press release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company, or its management are intended to identify such forward-looking statements. Actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements. Readers should be aware of important factors that, in some cases, have affected, and in the future could affect, actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. These factors include without limitation, the ability to obtain capital and other financing in the amounts and at the times needed to launch new products, market acceptance of new products, the nature and timing of regulatory approvals for both new products and existing products for which the Company proposes new claims, realization of forecasted revenues, expenses and income, initiatives by competitors, price pressures, failure to meet FDA regulated requirements governing the Company’s products and operations (including the potential for product recalls associated with such regulations), risks associated with initiating manufacturing for new products, failure to meet Foreign Corrupt Practice Act regulations, legal proceedings, uncertainty associated with the COVID-19 pandemic, and other risk factors listed from time to time in our reports with the Securities and Exchange Commission (“SEC”), including, in particular, those set forth in ThermoGenesis Holdings’ Form 10-K for the year ended December 31, 2021.

Company Contact:
Wendy Samford
916-858-5191
ir@thermogenesis.com

Investor Contact:
Paula Schwartz, Rx Communications
917-322-2216
pschwartz@rxir.com

Financials

ThermoGenesis Holdings, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,652,000	$7,280,000
Accounts receivable, net	2,175,000	733,000
Inventories	5,893,000	5,373,000
Prepaid expenses and other current assets	1,474,000	1,578,000

Total current assets	13,194,000	14,964,000

Inventories, non-current	1,197,000	1,709,000
Equipment and leasehold improvements, net	1,224,000	1,261,000
Right-of-use operating lease assets, net	525,000	571,000
Goodwill	781,000	781,000
Intangible assets, net	1,310,000	1,318,000
Other assets	48,000	48,000

Total assets	$18,279,000	$20,652,000

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,866,000	$1,280,000
Other current liabilities	13,611,000	5,068,000

Total current liabilities	15,477,000	6,348,000

Long-term liabilities	1,520,000	10,907,000

ThermoGenesis Holdings, Inc. stockholders' equity	1,839,000	3,828,000

Noncontrolling interests	(557,000)	(431,000)

Total liabilities and equity	$18,279,000	$20,652,000

ThermoGenesis Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Net revenues	$2,663,000	$1,517,000

Cost of revenues	1,723,000	809,000

Gross profit	940,000	708,000

Expenses:
Selling, general and administrative	1,693,000	1,992,000

Research and development	456,000	379,000

Total operating expenses	2,149,000	2,371,000

Loss from operations	(1,209,000)	(1,663,000)

Interest expense	(823,000)	(1,519,000)
Other income (expenses)	(4,000)	(1,000)
Gain on extinguishment of debt	--	652,000

Net loss	(2,036,000)	(2,531,000)

Loss attributable to noncontrolling interests	(126,000)	(118,000)

Net loss attributable to common stockholders	$(1,910,000)	$(2,413,000)

ThermoGenesis Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net cash used in operating activities	$(4,159,000)	$(3,952,000)

Cash flows from investing activities:
Capital expenditures	(65,000)	(27,000)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	594,000	6,832,000

Effects of foreign currency rate changes on cash and cash equivalents	2,000	--
Net increase (decrease) in cash, cash equivalents and restricted cash	(3,628,000)	2,853,000

Cash and cash equivalents at beginning of period	7,280,000	7,161,000
Cash and cash equivalents at end of period	$3,652,000	$10,014,000